Exhibit 4.4
SECOND SUPPLEMENTAL INDENTURE
      Second Supplemental Indenture (this “Second Supplemental Indenture”), dated as of September 19, 2011, among (i) Oasis Well Services LLC, a Delaware limited liability company (“Oasis Well Services") and a subsidiary of Oasis Petroleum Inc., a Delaware corporation (the “Company”), (ii) Oasis Petroleum Marketing LLC, a Delaware limited liability company (together with Oasis Well Services, the “New Subsidiary Guarantors”), (iii) the Company, (iv) the existing Subsidiary Guarantors (as defined in the Indenture referred to herein) and and U.S. Bank National Association, as trustee under the Indenture referred to below (or its permitted successor, the “Trustee”).
W I T N E S S E T H
     WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of February 2, 2011, by and between the Company and the Trustee, as amended and supplemented by the First Supplemental Indenture thereto, dated as of February 2, 2011, by and among the Company, the Subsidiary Guarantors parties thereto and the Trustee (the “Indenture”), providing for the issuance of the Company’s 7.25% Senior Notes due 2019 (the “Notes”);
     WHEREAS, the Indenture provides that under certain circumstances the New Subsidiary Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subsidiary Guarantors shall become a Subsidiary Guarantor; and
     WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantors, the Company, the existing Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
     1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
     2. Agreement to Guarantee. The New Subsidiary Guarantors hereby agree to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture including but not limited to Article Fourteen thereof.
     3. Execution And Delivery. The Subsidiary Guarantee of each of the New Subsidiary Guarantors shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.
     4. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder, member, manager or partner of any of the New Subsidiary Guarantors, as such, shall have any liability for any obligations of the Company or the New Subsidiary Guarantors under the Notes, the Subsidiary Guarantees, the Indenture or this Second

Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
     5. NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS SECOND SUPPLEMENTAL INDENTURE.
     6. Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
     8. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Subsidiary Guarantors and the Company.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

NEW SUBSIDIARY GUARANTORS: OASIS WELL SERVICES LLC OASIS PETROLEUM MARKETING LLC
By:	/s/ Thomas B. Nusz
	Name:	Thomas B. Nusz
	Title:	President and Chief Executive Officer

EXISTING SUBSIDIARY GUARANTORS: OASIS PETROLEUM LLC OASIS PETROLEUM NORTH AMERICA LLC
By:	/s/ Thomas B. Nusz
	Name:	Thomas B. Nusz
	Title:	President and Chief Executive Officer

COMPANY: OASIS PETROLEUM INC.
By:	/s/ Thomas B. Nusz
	Name:	Thomas B. Nusz
	Title:	Chairman, President and Chief Executive Officer

TRUSTEE: U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Steven A. Finklea
Authorized Signatory